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                                                                   Exhibit 10.28


                              [IRVING HUGHES LOGO]


                  ENGAGEMENT LETTER AND COMPENSATION AGREEMENT

        This Agreement is entered into May 6, 2002 (the "Effective Date") by and between AME TORREY VIEW, LLC ("Principal"), and IRVING HUGHES ("Broker"). In consideration of the mutual covenants contained herein, it is agreed as follows:

I.      ENGAGEMENT OF AGENT

        Broker shall cause Shaun Burnett to at all times be the principal agent for Broker working on Principal's behalf. Principal does hereby engage Broker to negotiate the purchase and development of real property ("Property") for a new facility ("Project") in San Diego and to perform the services in Section II. Broker shall have no authority to obligate Principal in any way.

II.     ACCEPTANCE OF ENGAGEMENT

        Broker does hereby accept the foregoing engagement and agrees to use its good faith efforts on behalf of Principal to perform the following services:

        -    Programming/needs assessment

        -    Market evaluations/surveys

        -    Locate and present sites

        - Management of Architect, General Contractor and other Third Party Contractors and Vendors

        -    Assistance with City and County permitting process

        - Assistance with establishing and maintaining a Project Budget and Construction Schedule

        -    Assistance with business terms, negotiations and structuring

        -    Financial analysis and comparisons

        -    Lease contract review

        -    Facilities planning

        - Project management for the duration of the Project as Co-Project manager with Principal's Associate Director of Facilities and Jim Purvis of San Diego Realty Advisors

III.    COMPENSATION

        Principal shall pay to Broker the amount of $1,500,000 per the following schedule:

        -    Close of Property:                         1st payment of $250,000 due and payable

        -    Issuance of a Certificate of Occupancy     2nd  payment of $1,250,000 due and
             for the Project authorizing use of the     payable
             Project for Principal's intended use:


IV.     TERM AND TERMINATION RIGHTS

        A. TERM. The term of this agreement (this "Agreement") shall commence on the Effective Date and continue until the later of (i) twenty four (24) months after the Effective Date, or (ii) the issuance of the Certificate of Occupancy for the Project authorizing use of the Project for Principal's intended use.

        B. BROKER'S TERMINATION FOR CAUSE. If Principal believes that Broker has breached any of the representations and covenants made in this Agreement through fraud, gross negligence or willful misconduct, Principal shall provide Broker with written notice setting forth the nature of the alleged breach and evidence in support. Broker shall then have ten (10) days in which to correct the



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        problem to the satisfaction of Principal, or to provide a written explanation of the status of Broker's compliance. If, after Broker's response to such notice, the parties continue to disagree regarding Broker's compliance, the parties shall submit the issue for resolution to a jointly selected, neutral third party. If the jointly selected, neutral third party determines Broker has breached this Agreement or any of the representations or covenants made herein through fraud, gross negligence or willful misconduct, Principal shall compensate Broker only for those Phases that have been completed and satisfied as of the date of the termination of this Agreement, as more particularly set forth in the pro-rated compensation schedule below:

        -    Phase One:    Close of Property                                            $375,000

        -    Phase Two:    Recordation Of Loan And Commencement Of Any Construction     $375,000

        -    Phase Three:  Completion of Shell Construction                             $375,000

        -    Phase Four:   Certificate of Occupancy for the Project by
                           the City of San Diego Authorizing Use of the
                           Project for Principal's Intended Purpose                     $375,000


        In no event shall Broker be entitled to receive from Principal any compensation allocable to Phases that have not been completed and satisfied as of the date of the termination of this Agreement.

V.      ETHICS CLAUSE

        Broker does not accept any referral fees or compensation from any vendor including contractors, architects, moving companies, furniture vendors and other consultants.

VI.     INDEMNIFICATION

        Each party hereto ("Indemnitor") shall and hereby does agree to indemnify, defend and hold harmless the other party ("Indemnitee") and Indemnitee's partners, officers, employees, agents, successors and assigns from and against all demands, liabilities, causes of action, judgments, costs, claims, losses, and expenses, or any combination thereof, including attorneys' fees, of any nature, kind or description (collectively, "Liabilities") arising out of, or caused by, or resulting from the negligent or wrongful acts or omissions or failure to comply with the terms of this Agreement by Indemnitor or Indemnitor's officers, partners, agents, employees, successors or assigns. If any Liabilities arise or are made, asserted or threatened against Broker or Broker's officers, partners, agents, employees, successors or assigns, Principal shall have the right to withhold from any commission due an amount sufficient in Principal's judgment to protect against and satisfy such Liabilities.

VII.    DISPUTES

        In the event a claim or controversy arises concerning any provision of this Agreement, the parties hereby agree that such claim or controversy shall be settled by final, binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event any legal action to enforce an arbitration award is commenced, or if other litigation is commenced regarding this Agreement, the prevailing party shall be entitled to recover its expenses and reasonable attorneys' fees incurred therein from the unsuccessful party.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date indicated above.

IRVING HUGHES                           AME TORREY VIEW, LLC
("BROKER")                              A CALIFORNIA LIMITED LIABILITY COMPANY
                                        ("PRINCIPAL")

By:  /s/ Craig Irving                   By:  APPLIED MOLECULAR
   --------------------------                EVOLUTION, INC.
Name:   Craig Irving                         a Delaware corporation
Title:  Principal                       Its: Manager

                                             By:  /s/ Lawrence E. Bloch M.D.
                                                -------------------------------
                                             Name:  Lawrence E. Bloch, M.D.
                                             Title: Chief Financial Officer


Date:   April 29, 2002                   Date:    May 6, 2002
      -----------------------                 --------------------